EX-8.1 2 exhibits8_1.htm EXHIBIT 8.1

LIST OF SUBSIDIARIES, JOINT VENTURES AND ASSOCIATES OF PAMPA ENERGÍA S.A.

		12.31.2020
Subsidiaries	Country	Direct and indirect participation %

Corod Producción S.A.	Venezuela	100%
EcuadorTLC S.A.	Ecuador	100%
Empresa Distribuidora y Comercializadora Norte S.A.(1)	Argentina	57.12%
Energía e Inversiones S.A.	Uruguay	100%
Enecor S.A.	Argentina	69.99%
Hidroeléctrica Diamante S.A.	Argentina	61%
Hidroeléctrica Los Nihuiles S.A.	Argentina	52.04%
Energía Operaciones ENOPSA S.A.	Ecuador	100%
Generación Argentina SAU (former CPB Energía S.A. and Plásticos de Zárate S.A.)	Argentina	100%
Pampa Comercializadora S.A.	Argentina	100%
Pampa Inversiones S.A.	Uruguay	100%
Pampa Energía Bolivia S.A.	Bolivia	100%
Petrobras Energía Ecuador LTD	Grand Cayman	100%
Petrolera San Carlos S.A.	Venezuela	100%
Transporte y Servicios de Gas en Uruguay S.A.	Uruguay	65%
Trenerec S.A.	Ecuador	100%
(1) On December 28, 2020, we entered into a binding stock purchase agreement for the sale of our controlling interest in Edenor. As a result of the strategic divestment mentioned above, the distribution of energy segment was classified as discontinued operation as of December 31, 2020.

2) Joint Ventures

Citelec S.A.	Argentina	50%
Compañía de Inversiones de Energía S.A. (CIESA)	Argentina	50%
CT Barragán S.A. (former Parques Eólicos Argentinos S.A.)	Argentina	50%
Greenwind S.A.	Argentina	50%
Empresa de Transporte de Energía Eléctrica por Distribución Troncal de la Provincia de Buenos Aires S.A. (Transba) (2)	Argentina	26.33%
Compañía de Transporte de Energía Eléctrica en Alta Tensión S.A. (Transener) (2)	Argentina	26.33%
Transportadora Gas del Sur S.A. (TGS)(3)	Argentina	27.74%

(2) Through a 50% interest, the company joint controls Citelec, company that controlled Transener with 52.65% of the shares and votes. As a result, the Company has an indirect participation of 26.33% in Transener.

(3) The Company holds a direct and indirect interest of 2.24% in TGS and 50% in CIESA, a company that holds a 51% interest in the share capital of TGS. therefore, additionally the Company has an indirect participation of 27.74% in TGS.

3) Associates

Oleoducto de Crudos Pesados S.A.	Ecuador	15.91%
Oleoductos del Valle S.A.	Argentina	2.10%
Refinería del Norte S.A.	Argentina	28.50%